QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

September 25, 2009

LexingtonPark Parent Corp.
Corporation Trust Center
1209 Orange Street
Wilmington, DE 19801

Dear Ladies and Gentlemen:

        We have acted as special counsel to LexingtonPark Parent Corp., a Delaware corporation (which we refer to as New Parent) and to Cowen Group, Inc., a Delaware corporation (which we refer to as Cowen), in connection with (i) the proposed transactions contemplated by the Transaction Agreement and Agreement and Plan of Merger, dated as of June 3, 2009 (which we refer to as the transaction agreement), by and among Cowen, New Parent, Lexington Merger Corp., a Delaware corporation and wholly owned subsidiary of New Parent, Park Exchange LLC, a Delaware limited liability company and wholly owned subsidiary of New Parent, and Ramius LLC, a Delaware limited liability company, and (ii) the preparation of the Registration Statement on Form S-4 (which we refer to as the registration statement) filed by New Parent with the U.S. Securities and Exchange Commission (which we refer to as the SEC) pursuant to the Securities Act of 1933, as amended (which we refer to as the Securities Act), for the registration of shares of New Parent's Class A common stock, par value $0.01 per share (which we refer to as the shares), issuable in connection with the proposed transactions and in accordance with the terms and subject to the conditions set forth in the transaction agreement.

        In rendering this opinion, we have examined the registration statement, the transaction agreement, corporate records, certificates, and such other documents and matters of law as we have deemed necessary or appropriate as a basis for our opinion. In conducting our examination, we have assumed without verification the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies.

        Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined or reviewed, we are of the opinion that the shares have been duly authorized and, when issued following the effectiveness of the registration statement in accordance with the terms and subject to the conditions set forth in the transaction agreement, will be legally issued, fully paid and nonassessable.

        We are members of the Bar of the State of New York and we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States and the General Corporation Law of the State of Delaware (including all statutory provisions, any applicable provisions of the Delaware Constitution and all reported judicial decisions interpreting these laws) and the laws of the State of New York.

        We hereby consent to the filing of this opinion with the SEC as an exhibit to the registration statement and to the reference to us and this opinion under the heading "Legal Matters." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the SEC promulgated thereunder. We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date of effectiveness of the registration statement that might affect the opinions expressed herein.

Very truly yours,
/s/ Wachtell, Lipton, Rosen & Katz

QuickLinks

  Exhibit 5.1
[Letterhead of Wachtell, Lipton, Rosen & Katz]